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Exhibit 4.7

WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF
INTERNATIONAL INTEGRATED INCORPORATED

establishing the

Voting Powers, Designations, Preferences, Limitations,
Restrictions, and Relative Rights of

8% Class A Convertible Preference Shares

Pursuant to Section 12 of Part I of the
International Business Companies Ordinance
(Cap. 291)

        WHEREAS, International Integrated Incorporated, a British Virgin Islands company (the "Company"), proposes to authorize the creation and issuance of 8% Class A Convertible Preference Shares (the "Class A Preference Shares") pursuant to authority conferred upon the Board of Directors of the Company by its Memorandum of Association, as amended to date (the "Memorandum of Association"), and pursuant to the provisions of Section 12 of Part I of the International Business Companies Act;

        WHEREAS, the Company currently has two classes of shares, consisting of 50,000,000 ordinary shares of US$0.01 par value and 20,000,000 preference shares of US$0.01 par value;

        WHEREAS, for the purpose of this resolution, the Company proposes to designate or refer to its class of preference shares as the "8% Class A Convertible Preference Shares" or the "Class A Preference Shares";

        WHEREAS, the Board of Directors desires to fix the designations, preferences and rights of the Class A Preference Shares by approving and adopting the resolutions set forth herein; and

        WHEREAS, the undersigned directors constitute not less than two-thirds (2/3rds) of all directors of the Company.

          NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by Article 8 of the Memorandum of Association, and pursuant to Section 12 of Part I of the International Business Companies Ordinance (Cap. 291), the Class A Preference Shares shall have, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such preference shares are not stated and expressed in the Memorandum of Association, the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

1.    DESIGNATION

        1.1   The Company's class of preference shares will be known as the 8% Class A Convertible Preference Shares (the "Class A Preference Shares").

2.    DIVIDENDS

        2.1    Payment of Dividends

          (a)   Subject to the provisions of the Articles of Association of the Company (the "Articles of Association"), the Holders of Class A Preference Shares will be entitled to receive, when, as and if declared by the Board of Directors out of surplus, cumulative dividends from the issue date of the respective Class A Preference Shares (the "Issuance Date") accruing at a rate per annum equal to 8% of the Liquidation Preference per share, payable quarterly in arrears on the 15th day of January, April, July, and October of each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first such date after the Issuance Date. All dividends will be cumulative, whether or not earned or declared.

          (b)   No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding Class A Preference Shares with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding Class A Preference Shares. Unless full cumulative dividends on all outstanding Class A Preference Shares for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Securities by the Company. Holders of the Class A Preference Shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

          (c)   The Company may make dividend payments on the Class A Preference Shares (i) in cash or (ii) upon the offer by the Company and acceptance by a Holder of Class A Preference Shares, by delivery of additional Class A Preference Shares or (iii) upon the offer by the Company and acceptance by a Holder of Class A Preference Shares through any combination of cash and additional Class A Preference Shares. To elect to receive Class A Preference Shares or cash and Class A Preference Shares in payment of a dividend, a Holder of Class A Preference Shares on a record date for payment of a dividend must notify the Company (to the attention of the Secretary) at least five days prior to the payment date of such election on a form prescribed by the Secretary for such purpose. If any such dividend payments are made in Class A Preference Shares, such shares shall be valued for such purpose (i) if there shall then be an ongoing offering of Class A Preference Shares by the Company, at the then-current offering price of such Class A Preference Shares and (ii) if there shall not then be an ongoing offering of Class A Preference Shares by the Company, at the offering price of the Class A Preference Shares in the offering (including the present offering) concluded most recently prior to the record date for such dividend payment date.

          If, as a matter of law, the Company is not able to issue Class A Preference Shares in payment of a dividend, then the Company may pay cash regardless of the election of the Holder. No fractional Class A Preference Shares will be delivered to the Holders of the Class A Preference Shares as part of a dividend payment, but the Company will instead redeem and cancel the fractional shares in accordance with the Company's Memorandum of Association and Articles of Association and pay a cash adjustment to each Holder that would otherwise be entitled to a fraction of a preference share. The amount of such cash adjustment will be determined based on the value of the Class A Preference Shares as set forth above.

3.    RANKING

        3.1   The Class A Preference Shares will, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Company, rank (i) senior to the Ordinary Shares and each other class or series of Shares established after the adoption of these resolutions by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on parity with the Class A Preference Shares as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Ordinary Shares as "Junior Securities"); (ii) on parity with any class or series of Shares issued by the Company and established after the date of this Certificate of Designation by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Class A Preference Shares as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class or series of

Shares issued by the Company and established after the date of this Certificate of Designation by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Class A Preference Shares as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

        No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Class A Preference Shares with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Senior Securities.

        3.2   Except as otherwise provided herein, the Company is entitled to amend its Memorandum of Association to authorize and fix the designations, preferences and rights of one or more additional classes of preference shares, and issue without restriction from time to time, any class or series of Junior Securities, Parity Securities, or Senior Securities.

4.    CONVERSION

        4.1    Conversion Rights

          (a)   Subject to the Articles of Association, each Class A Preference Share will be convertible at any time, unless previously redeemed and subject to the terms and provisions of this Article 4, at the option of the Holder thereof into Ordinary Shares at a conversion rate equal to $7.50 (the Liquidation Preference per share of the Class A Preference Shares) divided by the conversion price then in effect. The initial conversion price is $7.50 per share.

          (b)   The conversion right of a Holder of Class A Preference Shares shall be exercised by such Holder by the surrender of the certificate representing such shares to be converted to the Company accompanied by the Conversion Notice.

            (i)    Immediately prior to the close of business on the Conversion Date, each converting Holder of Class A Preference Shares shall be deemed to be the Holder of record of Ordinary Shares issuable upon conversion of such Holder's Class A Preference Shares notwithstanding that the share register of the Company shall then be closed or that certificates representing such Ordinary Shares shall not then be actually delivered to such person.

            (ii)   Upon notice from the Company, each Holder of Class A Preference Shares so converted shall promptly surrender to the Company certificates representing the shares so converted (if not previously delivered).

            (iii)  On any Conversion Date, all rights with respect to the shares of Class A Preference Shares so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (1) receive certificates for the number of shares of Ordinary Shares into which such shares of Class A Preference Shares have been converted; (2) receive the payment in cash or shares of Ordinary Shares of any accumulated and unpaid dividends accrued thereon; and (3) exercise the rights to which they are entitled as Holders of Ordinary Shares.

          (c)   If the Conversion Date shall not be a Business Day, then such conversion right shall be deemed exercised on the next Business Day.

          (d)   When shares of Class A Preference Shares are converted pursuant to this Section 4.1, all accumulated and unpaid dividends, including dividends payable on the Conversion Date pursuant to Section 2, (whether or not in arrears or currently payable) on the Class A Preference Shares so converted on the Conversion Date shall immediately be due and payable, at the Company's option:

            (i)    in cash;

            (ii)   by delivery of the Company's Ordinary Shares; or

            (iii)  a combination thereof.

        4.2    Conversion Price Adjustment

          The Conversion Price shall be subject to adjustment from time to time as follows:

          (1)    Share Division and Combinations.    In case the Company, at any time or from time to time after the Issuance Date of the Class A Preference Shares (a) subdivide or split the outstanding Ordinary Shares, (b) combine or reclassify the outstanding Ordinary Shares into a smaller number of shares or (c) issue by reclassification of the Ordinary Shares any Shares, then the conversion price in effect immediately prior to that event or the record date for that event, whichever is earlier, will be adjusted so that the Holder of any Class A Preference Shares thereafter surrendered for conversion will be entitled to receive the number of Ordinary Shares or other securities which the Holder would have owned or would have been entitled to receive after the occurrence of any of the events described above, had those Class A Preference Shares been surrendered for conversion immediately before the occurrence of that event or the record date for that event, whichever is earlier.

          (2)    Share Dividends in Ordinary Shares.    In case the Company, at any time or from time to time after the Issuance Date of the Class A Preference Shares, pays a dividend or makes a distribution in shares of Ordinary Shares on any class of the Company's Shares other than dividends or distributions of shares of Ordinary Shares or other securities with respect to which adjustments are provided in paragraph (1) above, the conversion price will be adjusted so that the Holder of each Class A Preference Share will be entitled to receive, upon conversion of that share, the number of Ordinary Shares determined by multiplying (a) the conversion price by (b) a fraction, (i) the numerator of which will be the number of Ordinary Shares outstanding immediately prior to such dividend or distribution and (ii) the denominator of which will be the sum of that number of shares and the total number of shares issued in that dividend or distribution.

          (3)    Issuance of Rights or Warrants.    In case the Company issues to all Holders of Ordinary Shares rights or warrants entitling those Holders to subscribe for or purchase Ordinary Shares at a price per share less than the conversion price in effect immediately before the close of business on the record date fixed for determination of members entitled to receive those rights or warrants, then the conversion price will be adjusted so that the Holder of each Class A Preference Share will be entitled to receive, upon conversion of that share, the number of Ordinary Shares determined by multiplying (a) the conversion price by (b) a fraction, (i) the numerator of which is the sum of (A) the number of Ordinary Shares outstanding at the close of business on that record date and (B) the number of Ordinary Shares that the aggregate offering price of the total number of Ordinary Shares so offered for subscription or purchase would purchase at the conversion price and (ii) the denominator of which is the sum of (X) the number of Ordinary Shares outstanding at the close of business on that record date and (Y) the number of additional Ordinary Shares so offered for subscription or purchase. For purposes of this paragraph (3), the issuance of rights or warrants to subscribe for or purchase securities convertible into Ordinary Shares will be deemed to be the issuance of rights or warrants to purchase Ordinary Shares into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon exercise or conversion of those securities for or into shares of Ordinary Shares. This adjustment will be made successively whenever any such event occurs. In the event any such rights or warrants expire or terminate unexercised, then a corresponding readjustment to the conversion price shall be made based upon only the rights or warrants that were exercised prior to such date.

          (4)    Distribution of Indebtedness, Securities or Assets.    In case the Company distributes to all Holders of Ordinary Shares, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, Shares of any class or series, other securities, cash or assets, other than Ordinary Shares, rights or warrants referred to in paragraph (3) above, or an ordinary dividend payable exclusively in cash and other than as a result of a fundamental change described in paragraph (5) below, the conversion price in effect immediately before the close of business on the record date fixed for determination of members entitled to receive that distribution will be reduced by multiplying (a) the conversion price by (b) a fraction, (i) the numerator of which is the conversion price on that record date less the fair market value, as determined by the Board of Directors, of the portion of those evidences of indebtedness, Shares, other securities, cash and assets so distributed applicable to one Ordinary Share and (ii) the denominator of which is the conversion price on that record date. This adjustment will be made successively whenever any such event occurs.

          (5)    Fundamental Changes.    For purposes of this paragraph (5), "fundamental change" means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, other than an event triggering an automatic conversion, in which all or substantially all outstanding Ordinary Shares are converted into or exchanged for shares, other securities, cash or assets. If a fundamental change occurs, the Holder of each Class A Preference Share outstanding immediately before the occurrence of that fundamental change, will have the right upon any subsequent conversion to receive, but only out of surplus and to the extent permitted by applicable law, the kind and amount of shares, other securities, cash or assets that that the Holder would have received if that share had been converted immediately prior to the fundamental change.

        The Company will not, however, be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the conversion price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the conversion price by at least 1%, that change in the conversion price will be given effect. In the event that, at any time as a result of the provisions of this section, the Holder of Class A Preference Shares upon subsequent conversion becomes entitled to receive any Shares other than Ordinary Shares, the number of those other shares so receivable upon conversion of Class A Preference Shares will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions set forth above.

        There will be no adjustment to the conversion price in the case of an issuance of any shares of the Company in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as set forth above.

        If the Company takes a record of the Holders of Ordinary Shares for the purpose of entitling them to receive a dividend or other distribution, but after the taking of such record and before the distribution to members, legally abandons the plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of Ordinary Shares issuable upon conversion of Class A Preference Shares or in the conversion price then in effect will be required by reason of the taking of that record.

        The Holder of record of a Class A Preference Share at the close of business on a record date with respect to the payment of dividends on the Class A Preference Shares will be entitled to receive such dividends with respect to such Class A Preference Shares on the corresponding dividend payment date, notwithstanding the conversion of such Class A Preference Shares after such record date and prior to such dividend payment date. The Holder of a Class A Preference Share surrendered for conversion during the period from the close of business on any record date for the payment of dividends to the opening of business on the corresponding dividend payment date shall be entitled to a payment in cash, Class A Preference Shares or a combination thereof, depending on the method of payment that has been elected by such Holder, in an amount equal to the dividend payable on such dividend payment date.

        4.3    Mandatory Conversion Upon an Initial Public Offering ("IPO") or Public Trading of the Ordinary Shares.    Upon the occurrence of a Public Liquidity Event (as defined below) each Class A Preference Share will automatically convert in its entirety into Ordinary Shares at the then-applicable conversion price. A "Public Liquidity Event" shall be deemed to occur upon the first to occur of (i) the consolidation or merger of the Company or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company, pursuant to which the Company's Ordinary Shares are converted into or exchanged for shares of equity securities registered under Section 12(b) or 12(g) of the Exchange Act ("Publicly Traded Shares"), (ii) the United States Securities and Exchange Commission (the "SEC") shall declare effective under the Securities Act of 1933, as amended (or any successor statute) a registration statement on SB-2, S-1 or any similar or successor forms prescribed for such purpose relating to the Company's or any parent corporation's Ordinary Shares or equivalent securities, and (iii) the SEC shall declare effective under the Exchange Act (or any successor statute) a registration statement filed pursuant to Section 12(b) or 12(g) of the Exchange Act relating to the Company's or any parent corporation's Ordinary Shares or equivalent securities. Upon the occurrence of a consolidation, merger or sale of assets transaction described in clause (i) of the immediately preceding sentence, the Holders of Class A Preference Shares shall be deemed to have converted their Class A Preference Shares immediately prior to the closing of such consolidation, merger or sale of assets transaction, and such Holders shall be entitled to receive the number of Publicly Traded Shares to which a Holder of the number of Ordinary Shares delivered upon such conversion would be entitled.

        4.4    Reservation of Shares.    The Company shall at all times reserve and keep available for issuance upon the conversion of the Class A Preference Shares such number of its authorized but unissued shares of Ordinary Shares as will from time to time be sufficient to permit the conversion of all outstanding Class A Preference Shares, and shall take all action required to increase the authorized number of shares of Ordinary Shares if at any time there shall be insufficient authorized unissued shares of Ordinary Shares to permit such reservation or to permit the conversion of all outstanding shares of Class A Preference Shares.

        4.5    Delivery; Taxes.    The issuance or delivery of certificates for Ordinary Shares upon conversion of Class A Preference Shares shall be made without charge to the converting Holder of the Class A Preference Shares for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the name of, or in such name as may be directed by, the Holder of the Class A Preference Shares converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the Class A Preference Shares converted, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

        4.6    Other Actions.    If the capital of the Company is reduced upon the conversion of the Class A Preference Shares into Ordinary Shares, then the Company and the members shall take all necessary actions to procure that such reduction is carried out in accordance with the redemption and cancellation procedures set forth in the Act and in the Articles of Association. If more than one Ordinary Share is to be issued upon the conversion of one Class A Preference Share (such Ordinary Share(s) in excess of one Ordinary Share hereinafter being referred to as an "Additional Ordinary Share"), the Company and the Members shall take all necessary actions to procure that such

Additional Ordinary Shares are issued as bonus shares (subject to compliance with the requirements of the Act in relation to such bonus issue).

5.    REDEMPTION OF CLASS A PREFERENCE SHARES

        5.1   The Class A Preference Shares are not subject to optional or mandatory redemption by the Company.

        5.2   Subject to the provisions of the Articles of Association, each Holder of Class A Preference Shares grants to the Company and its assignee a right of first refusal which provides that before a Holder of the Class A Preference Shares can assign, pledge, hypothecate, resell, or otherwise dispose of or transfer any Class A Preference Share or any Ordinary Share into which it is convertible, the Holder of the Class A Preference Shares must first offer the securities proposed to be transferred to the Company or its assignee by giving advance notice to the Company's Secretary. If the Company or its assignee offers to purchase in aggregate less than the total number and type of securities proposed to be transferred, the Holder of the Class A Preference Shares shall not be obligated to accept any such offer or offers and may dispose of all of the securities referred to in the notice to any Person or Persons whomsoever; provided, however, that the Holder of the Class A Preference Shares may not transfer such securities at a price that is lower or on terms that are more favorable to the purchaser or transferee than those specified in the notice to the Company. Certain transfers are excluded from the right of first refusal, including bona fide gifts to certain family members and inter vivos transfers to certain estate planning trusts approved in advance by the Board of Directors. The right of first refusal shall terminate upon the date that a registration statement filed by the Company with the SEC on Form S-1, Form SB-2 or an equivalent form, is declared effective by the SEC relating to the Company's or any parent corporation's Ordinary Shares or equivalent securities or upon the date that a registration statement filed by the Company with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act becomes effective under the Exchange Act relating to the Company's or any parent corporation's Ordinary Shares or equivalent securities.

6.    LIQUIDATION PREFERENCE

        6.1   Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder of Class A Preference Shares will be entitled to payment out of the surplus assets of the Company available for distribution of an amount equal to the Liquidation Preference per Class A Preference Share held by such Holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution or winding-up, before any distribution is made on any Junior Securities, including, without limitation, Ordinary Shares. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which Holders of Class A Preference Shares are entitled, such Holders will not be entitled to any further participation in any distribution of surplus assets of the Company.

        6.2   If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Class A Preference Shares and all other Parity Securities are not paid in full, the Holders of the Class A Preference Shares and the Parity Securities will share equally and ratably in any distribution of surplus assets of the Company in proportion to the full Liquidation Preference and accumulated and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more entities will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.

        6.3   After payment of the full amount of the Liquidation Preference to which they are entitled, the Holders of Class A Preference Shares will have no right or claim to any of the remaining surplus assets of the Company.

7.    VOTING RIGHTS

        7.1   Holders of the Class A Preference Shares will vote together with the Ordinary Shares as a single class on all matters submitted to a vote of the members of the Company. Each Class A Preference Share will be entitled to the number of votes equal to the number of whole Ordinary Shares into which such Class A Preference Shares could be converted on the record date for the determination of the members entitled to vote on such matters or, if no such record date is established, on the date such vote is taken.

        7.2   The creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Shares of any class, including any preference shares, shall not require the consent of the Holders of Class A Preference Shares and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of the Holders of the Class A Preference Shares. The consent of the Holders of Class A Preference Shares will not be required for the Company to authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or Senior Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any series or class of Parity Securities or Senior Securities.

8.    MERGERS, CONSOLIDATION AND SALE OF ASSETS

        8.1   Without the vote or consent of the Holders of a majority of the then outstanding Class A Preference Shares, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person unless either (i) (a) the entity formed by such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (including the parent corporation of such entity if such parent corporation's securities are issued in the transaction to Holders of the Company's Ordinary Shares, the "Resulting Entity") is not the Company and the Class A Preference Shares are converted into or exchanged for shares of such Resulting Entity, having in respect of such Resulting Entity the same or more favorable powers, preferences and relative, participating, optional or other special rights thereof than the Class A Preference Shares had immediately prior to such transaction, and (b) immediately after giving effect to such transaction, no dividend arrearages which trigger voting rights shall have occurred or be continuing; or (ii) in connection with such consolidation, merger or sale of assets transaction, all outstanding Class A Preference Shares are automatically converted into Ordinary Shares pursuant to Section 4.3 and the Holders of such Class A Preference Shares receive the number of Publicly Traded Shares to which a Holder of the number of Ordinary Shares delivered upon such conversion would be entitled. The Resulting Entity of such transaction shall thereafter be deemed to be the issuer of the Class A Preference Shares or securities into which the Class A Preference Shares are converted.

9.    AMENDMENTS, SUPPLEMENT AND WAIVER

        9.1   Subject to Clause 12 of the Memorandum of Association and subject to the requirements of the International Business Companies Act Cap. 291, the Company may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, without the consent of any Holder of the Class A Preference Shares.

10.    CERTAIN DEFINITIONS

        Set forth below are certain defined terms used in this certificate of designation.

        10.1 "Board of Directors" the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

        10.2 "Business Day" means any day other than a Legal Holiday.

        10.3 "Conversion Date" means the date the Company receives the Conversion Notice.

        10.4 "Conversion Notice" means written notice from the Holder to the Company stating that the Holder elects to convert all or a portion of the Class A Preference Shares represented by certificates delivered to the Company contemporaneously. The Conversion Notice will specify or include:

          (a)   The number of Class A Preference Shares being converted by the Holder,

          (b)   The name or names (with address and taxpayer identification number) in which a certificate or certificates for shares of Ordinary Shares are to be issued, and

          (c)   The original share certificate or certificates representing the shares of Class A Preference Shares being converted.

        10.5 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor to such Act.

        10.6 "Holder" means a Person in whose name Shares are registered in the Company's share register.

        10.7 "Issuance Date" is as defined in Section 2.1.

        10.8 "Junior Security" is as defined in Section 3.1.

        10.9 "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

        10.10 "Liquidation Preference" means an amount equal to US$7.50 per Class A Preference Shares.

        10.11 "Ordinary Shares" means the Company's authorized $.01 par value Ordinary Shares.

        10.12 "Parity Security" is as defined in Section 3.1.

        10.13 "Person" means any individual, corporation, company, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        10.14 "Senior Security" is as defined in Section 3.1.

        10.15 "Shares" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

11.    TRANSFER AGENT

        11.1 The Company will be the transfer agent for the Class A Preference Shares.

12.    OTHER PROVISIONS

        12.1 With respect to any notice to a Holder of the Class A Preference Shares required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was served in accordance with the Articles of Association shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

        12.2 Class A Preference Shares issued and reacquired will be canceled promptly after reacquisition thereof in compliance with the applicable requirements of the International Business Companies Act

Cap. 291 and the Articles of Association, and such shares shall have the status of authorized but unissued shares of Class A Preference Shares of the Company.

        12.3 In the Company's discretion and subject to the Articles of Association and the International Business Companies Act Cap. 291, no fractional shares of Ordinary Shares or securities representing fractional shares of Ordinary Shares will be issued upon conversion, redemption, or as dividends payable on the Class A Preference Shares. Any fractional interest in a share of Ordinary Shares resulting from conversion, redemption, or dividend payment will be paid in cash equal to such fraction multiplied by the fair market value of an Ordinary Share.

        12.4 The Class A Preference Shares shall be issuable only in whole shares and not in fractions thereof.

        12.5 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

[Signature Page Follows]

        IN WITNESS WHEREOF, this Written Consent of the Board of Directors of International Integrated Incorporated has been signed by each of the undersigned directors effective as of the 20th day of August, 1999.

DIRECTORS:
By:	/s/ DONALD K. MCGHAN Donald K. McGhan
By:	/s/ EDWARD V. LOWER, PH.D. Edward V. Lower, Ph.D.
By:	/s/ JIM J. MCGHAN Jim J. McGhan

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  Exhibit 4.7